                                                               EXHIBIT (h)(2)(v)
                                                               EXHIBIT B.2, p. 1
                                            NSCC FEES AND OUT-OF-POCKET EXPENSES

DST Fees

         DST charges $1,500 per cusip per year for the NSCC platform

Settling Bank Fees

         Fund may be charged fees by the Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between Fund and the Settling Bank.

NSCC Participant Fees

         The NSCC charges $40 per month per management company for CPU access/shared line costs.

         A combined participant base fee of $200 per month is charged for the following services:

         Fund/SERV:

         The NSCC charges an activity charge of $.30 per inputted transaction. Transactions include purchases, redemptions and exchanges.

         Networking: The NSCC charges the following activity fee:

               - $.02 per account for funds paying dividends on a monthly basis

               - $.01 per account for funds paying dividends other than monthly

         Commission Settlement: The NSCC charges the following processing fee:

               - $.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge

               - $.20 per hundred records, per month, for 500,001 to 1,000,000 records

               - $.10 per hundred records, per month, for 1,000,001 records and above

Note: Participant fees are cumulative when Fund/SERV, Networking and/or
      Commission Settlement are used in conjunction with each other.

                                       52